Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

DRAFT – FOR INTERNAL REVIEW ONLY

The Hackett Group Announces Fourth Quarter Results

and

$55 Million Stock Repurchase Tender Offer

•	Q4 2011 revenue of $55.5 million and pro forma EPS of $0.09, both at high-end of guidance

•	Fiscal year revenue of $225.1 million, up 12%, with pro-forma EBITDA of $24.7 million, up 20%

MIAMI, FL – February 21, 2012 - The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the fourth quarter and fiscal year 2011, which ended December 30, 2011.

Fourth quarter 2011 revenue was $55.5 million, a 14% increase from the same period in 2010. Pro forma diluted earnings per share were $0.09 for the fourth quarter of 2011, as compared to $0.07 for the same period in 2010. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

GAAP diluted earnings per share were $0.23 for the fourth quarter of 2011, as compared to $0.07 in the fourth quarter of 2010. GAAP net earnings for the fourth quarter of 2011 included a $5.3 million tax benefit, or $0.13 per dilutive share, for the release of a deferred tax valuation allowance.

The Company also announced today its plan to launch a modified “Dutch auction” tender offer to purchase up to $55 million in value of its common stock, at a price ranging from $4.25 to $5.00. The tender offer would allow the Company to repurchase approximately 27% of its outstanding common shares at the high-end of the pricing range. The Company intends to pay for the share repurchase from its existing cash and cash equivalents balances, which were approximately $33 million as of December 30, 2011, and with a new $50 million credit facility.

Fiscal year 2011 revenue was $225.1 million, an increase of 12% from the previous fiscal year. Pro forma diluted net earnings per share for 2011 was $0.33, as compared to $0.27 in fiscal year 2010. GAAP diluted earnings per share in fiscal 2011 was $0.52, as compared to net income per share of $0.34 in the previous fiscal year. GAAP net income for 2011 includes a $5.3 million tax benefit, or $0.13 per dilutive share, for the release of a deferred tax valuation allowance. GAAP net income for 2010 includes a non-cash acquisition earn-out shares re-measurement gain of $1.7 million or $0.04 per dilutive share.

At the end of the fourth quarter of 2011, the Company’s cash balances were $33.8 million. During the quarter ended December 30, 2011, the Company repurchased approximately 561 thousand shares of its common stock at an average cost of $3.47 per share, for a total cost of $1.9 million. For the fiscal year 2011, the Company repurchased approximately 2.3 million shares at an average price of $3.84, for a total cost of $9.0 million.

“Our fourth quarter was the culmination of another year of strong operating results,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc. “I am also pleased to see that our operating execution and our sound balance sheet provide us with the opportunity to launch a $55 million tender offer that enables us to return capital to shareholders while maintaining the flexibility to continue to pursue our growth initiatives. The tender offer reflects our continued commitment to enhancing shareholder value and provides an attractive use of our capital given Hackett’s strong cash flow and current market valuation.”

Based on the current economic outlook, the Company estimates total revenue for the first quarter of 2012 to be in the range of $54.5 million to $56.5 million, and estimates pro forma diluted earnings per share to be in the range of $0.06 to $0.08.

Other Highlights

Global Business Services Book of Numbers™ Research - Book of Numbers research from The Hackett Group found that companies can generate up to $314 million in annual savings and improve both efficiency and effectiveness by achieving world-class performance in finance, IT, HR, and procurement. A key strategy to achieving world-class performance is the implementation of a Global Business Services (GBS) operating model which integrates and consolidates multiple business functions.

Total Working Capital Research: Mid-year Update - Our latest working capital research from REL Consulting, a division of The Hackett Group, found that large public companies in the U.S. continued to maintain cash at record levels as of mid-year 2011, and 1,000 of the largest were holding $850 billion. At the same time, REL’s research shows that working capital performance for 1,000 of the largest public companies degraded slightly. REL’s research showed that as revenues have increased over the past year, so has cash on hand, with companies holding 11% more cash at mid-year 2011 than at the previous year. Total debt also increased by 7% during the period, indicating that companies are taking advantage of low-cost borrowing opportunities to improve their capital structure and terms. expenditures, and share buy-backs.

SSON Marketing Alliance - The Hackett Group and the Shared Services & Outsourcing Network (SSON) announced a marketing alliance designed to offer SSON’s 20,000 members charter member access to The Hackett Performance Exchange (The Performance Exchange). The Performance Exchange is The Hackett Group’s new performance intelligence dashboard, which automatically extracts key performance metrics directly from ERP systems each month and presents an organization’s performance information on a Web-based dashboard, with comparisons to both peer and world-class metrics. The dashboard also offers links to relevant information from The Hackett Group’s Best Practices Intelligence Center which companies can use to drive process improvement initiatives and achieve operational excellence.

At 5 pm on Tuesday, February 21, 2012, the senior management of The Hackett Group will discuss fourth quarter results. The number for the conference call is (800) 779-3138, [Passcode: Fourth Quarter, Leader: Ted A. Fernandez]. For international callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, February 21, 2012 and will run through 5:00 P.M. ET on Tuesday, March 6, 2012. To access the rebroadcast, please dial (888) 277-5031. For international callers, please dial (203) 369-3598.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, February 21, 2012 and will run through 5:00 P.M. ET on Tuesday, March 6, 2012. To access the replay, visit http://www.thehackettgroup.com or http://www.streetevents.com.

The tender offer described in this release has not yet commenced. This press release not an offer to buy or the solicitation of an offer to sell any shares of Common Stock. The solicitation and offer to buy Common Stock will only be made pursuant to the offer to purchase and the other tender offer documents, which are expected to be distributed to stockholders on February 22, 2012. A free copy of the tender offer documents that will be filed by Hackett with the SEC may be obtained when filed from the SEC’s website at www.sec.gov or from Hackett’s website at www.thehackettgroup.com, or by calling Georgeson Inc., the information agent for the tender offer, at (877) 278-9672 (toll free). Stockholders are urged to read these materials, when available, carefully prior to making any decision with respect to the offer. Stockholders who have questions may call BofA Merrill Lynch, the dealer-manager for the tender offer, at (888) 803-9655, or Georgeson Inc., the information agent for the tender offer, at (877) 278-9672 (toll free).

About The Hackett Group, Inc.

The Hackett Group (NASDAQ: HCKT), a global strategic business advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, and globalization advice. Utilizing best practices and implementation insights from more than 7,000 benchmarking engagements, executives use The Hackett Group’s empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,000 major corporations and government agencies, including 97% of the Dow Jones Industrials, 86% of the Fortune 100, 90% of the DAX 30 and 48% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

Book of Numbers is a trademark of The Hackett Group.

EzLifeSciences is a trademark of Answerthink.

SAP and all SAP logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company’s Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 5 of 7 – The Hackett Group, Inc. Announces Fourth Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Twelve Months Ended
	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Revenue:
Revenue before reimbursements	$49,522	$43,739	$200,435	$180,899
Reimbursements	5,989	4,891	24,682	20,449

Total revenue	55,511	48,630	225,117	201,348

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $518 and $572 and $2,847 and $2,340 of stock compensation expense in the quarters and twelve months ended December 30, 2011 and December 31, 2010, respectively)	30,607	27,492	126,421	112,692
Reimbursable expenses	5,989	4,891	24,682	20,449

Total cost of service	36,596	32,383	151,103	133,141

Selling, general and administrative costs (includes $586 and $704 and $1,758 and $1,961 of stock compensation expense in the quarters and twelve months ended December 30, 2011 and December 31, 2010, respectively)	14,174	13,320	56,773	55,755

Total costs and operating expenses	50,770	45,703	207,876	188,896

Income from operations	4,741	2,927	17,241	12,452
Other income:
Non-cash acquisition earn-out shares re-measurement gain	—	—	—	1,727
Interest income	9	5	33	22

Income before income taxes	4,750	2,932	17,274	14,201
Income taxes	332	(67)	780	(26)
Release of valuation allowance	(5,275)	—	(5,275)	—

Net income	$9,693	$2,999	$21,769	$14,227

Basic net income per common share:
Net income per common share	$0.25	$0.07	$0.55	$0.35
Weighted average common shares outstanding	39,476	40,609	39,895	40,349

Diluted net income per common share:
Net income per common share	$0.23	$0.07	$0.52	$0.34
Weighted average common and common equivalent shares outstanding	41,596	42,594	41,875	42,372

Pro forma data (1):
Income before income taxes	$4,750	$2,932	$17,274	$14,201
Non-cash acquisition earn-out shares re-measurement gain	—	—	—	(1,727)
Stock compensation expense	1,104	1,276	4,605	4,301
Amortization of intangible assets	204	464	811	1,960

Pro forma income before income taxes	6,058	4,672	22,690	18,735
Pro forma income tax expense	2,423	1,869	9,076	7,494

Pro forma net income	$3,635	$2,803	$13,614	$11,241

Pro forma basic net income per common share	$0.09	$0.07	$0.34	$0.28
Weighted average common shares outstanding	39,476	40,609	39,895	40,349

Pro forma diluted net income per common share	$0.09	$0.07	$0.33	$0.27
Weighted average common and common equivalent shares outstanding	41,596	42,594	41,875	42,372

(1)	The Company provides pro forma earnings results (which exclude the non-cash acquisition earn-out shares re-measurement gain, amortization of intangible assets and stock compensation expense, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 6 of 7 – The Hackett Group, Inc. Announces Fourth Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$32,936	$25,337
Accounts receivable and unbilled revenue, net	35,209	31,580
Prepaid expenses and other current assets	9,319	5,056

Total current assets	77,464	61,973

Restricted cash	885	1,610
Property and equipment, net	11,696	8,816
Other assets	1,823	2,779
Goodwill, net	75,558	75,623

Total assets	$167,426	$150,801

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,433	$5,590
Accrued expenses and other liabilities	28,018	29,140

Total current liabilities	35,451	34,730
Accrued expenses and other liabilities, non-current	1,727	2,831

Total liabilities	37,178	37,561

Shareholders’ equity	130,248	113,240

Total liabilities and shareholders’ equity	$167,426	$150,801

Page 7 of 7 – The Hackett Group, Inc. Announces Fourth Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	December 30, 2011	September 30, 2011	December 31, 2010
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2)	$45,246	$46,972	$39,015
ERP Solutions (3)	10,265	10,963	9,615

Total revenue	$55,511	$57,935	$48,630

Revenue Concentration:
(% of total revenue)
Top customer	5%	3%	4%
Top 5 customers	16%	14%	15%
Top 10 customers	26%	24%	26%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	713	746	663
Total headcount	914	951	854
Days sales outstanding (DSO)	58	60	59
Cash provided by operating activities (in thousands)	$16,945	$1,734	$5,186
Depreciation (in thousands)	$600	$497	$465
Amortization (in thousands)	$204	$204	$464

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2)	$353	$366	$321

ERP Solutions:
ERP Solutions consultant utilization rate (3)	65%	74%	78%
ERP Solutions gross billing rate per hour (3)	$139	$134	$124

Share Repurchase Plan:
Shares purchased in the quarter (in thousands)	561	269	665
Cost of shares repurchased in the quarter (in thousands)	$1,947	$967	$2,373
Average price per share of shares purchased in the quarter	$3.47	$3.59	$3.57
Remaining authorization (in thousands)	$556	$2,503	$4,513

(2)	The Hackett Group encompasses Benchmarking, Business Transformation and Executive Advisory groups, and includes EPM Technologies.

(3)	Best Practice Implementation of ERP Software, which includes Oracle and SAP.